UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 8, 2004

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Items.

On December 8, 2004, School Specialty, Inc. (the "Company") entered into the First Supplemental Indenture dated as of December 8, 2004 (the "Supplemental Indenture") between the Company and BNY Midwest Trust Company, as trustee (the "Trustee"), to the Indenture dated as of July 18, 2003 (the "Indenture") between the Company and the Trustee related to the Company's 3.75% Convertible Subordinated Notes due 2023 (the "Notes"). Prior to the execution of the Supplemental Indenture, the Company was permitted under the terms of the Indenture to elect to satisfy all or a portion of its conversion obligation with respect to the Notes in cash. The Supplemental Indenture provides that the Company shall satisfy in cash the portion of such conversion obligation equal to the Accreted Principal Amount (as defined in the Indenture) of the Notes to be converted pursuant to such conversion obligation. The Supplemental Indenture further provides that the Company shall satisfy the portion of its conversion obligation in excess of the Accreted Principal Amount, if any, in the manner provided elsewhere in the Indenture.

As a result of the Supplemental Indenture, the Company will not be required to include in a computation of diluted earnings per share that portion of the shares potentially issuable upon conversion of the Notes attributable to the Accreted Principal Amount of the Notes subject to such conversion.

The Supplemental Indenture is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 9.01. Exhibits.

Exhibit No.	Description

4.1	First Supplemental Indenture dated as of December 8, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2004	SCHOOL SPECIALTY, INC.

By: /s/ David J. Vander Zanden
David J. Vander Zanden President and Chief Executive Officer

Dated: December 8, 2004	By: /s/ Mary M. Kabacinski
Mary M. Kabacinski Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	First Supplemental Indenture dated as of December 8, 2004

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